PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 2000
(TO PROSPECTUS DATED July 28, 2000)

Filed Pursuant to
Rule 424(b)(3)
Commission File No. 333-37506

53,679 SHARES

RATIONAL SOFTWARE CORPORATION

COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated July 28, 2000 (the "Prospectus") of Rational Software Corporation ("Rational" or the "Company") relating to the sale by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of up to 53,679 shares of Rational's Common Stock, par value $0.01 per share (the "Common Stock"), who received such shares in connection with the Company's acquisition of ObjecTime Limited. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING STOCKHOLDER

    Certain shares listed in the Prospectus were incorrectly attributed to Ian Engelberg, and are instead beneficially owned by 1110976 Ontario Limited, an entity which was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a stockholder of the Company who was not specifically identified in the Prospectus as a Selling Stockholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Stockholders in the Prospectus is hereby amended to include 1110976 Ontario Limited as a Selling Stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby
1110976 Ontario Limited (2)	53,679	*	53,679

______________________

* Represents beneficial ownership of less than 1%.

  The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

  Ian Engelberg is the President, sole officer and sole director on the Board of Directors of 1110976 Ontario Limited, a company incorporated under the laws of Ontario, Canada. Mr. Engelberg owns 90% of the voting shares of 1110976 Ontario Limited and makes all investment decisions on behalf of the Company. In addition, Mr. Engelberg beneficially owns 206 shares of Common Stock, which amount is correctly listed in the Prospectus.